Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES ANNOUNCES 2008 GUIDANCE
2007 Results Expected at or Above Upper End of Previous Guidance Range
Dallas, February 4, 2008 — Tyler Technologies, Inc. (NYSE: TYL) today announced its guidance for the full year 2008 and updated its outlook on results for the year ended December 31, 2007.
Based on preliminary, unaudited results, Tyler currently expects to report revenues and earnings for the year ended December 31, 2007 that are at or slightly above the upper end of the previously disclosed range of $217 million to $220 million in revenues and $0.38 to $0.41 in diluted earnings per share. Free cash flow for 2007 is expected to be approximately $32 million (cash provided by operations of approximately $36 million minus capital expenditures of approximately $4 million).
Tyler repurchased a total of 1.25 million shares of its common stock in 2007 at an average cost of $12.93 per share, including approximately 361,000 shares repurchased during the fourth quarter.
Tyler Technologies currently expects total revenues for the year 2008 to be in a range of $259 million to $265 million, representing growth of between approximately 17 percent and 21 percent.
Tyler expects diluted earnings per share of approximately $0.49 to $0.53 for 2008, with estimated fully diluted shares of approximately 40.5 million. These estimates include estimated pretax expense for the year of approximately $2.9 million, or $0.06 per share after taxes, related to stock options and the Company’s employee stock purchase plan. The Company currently estimates that its effective tax rate for 2008 will be approximately 38.1 percent.
Tyler expects that free cash flow for the year 2008 will be between $34.0 million and $41.0 million (cash provided by operations of $39.5 million to $45.5 million minus capital expenditures of between $4.5 million and $5.5 million).
“We finished 2007 on a positive note and enter 2008 with a great deal of enthusiasm. We begin 2008 with a record high backlog, a competitive position that we believe is stronger than ever, recurring revenues that are growing faster than our overall growth rate, and a market environment that is generally positive,” commented John S. Marr, Jr., Tyler’s president and chief executive officer. “Our expectation for 2008 is for internal growth in line with our long-term growth objectives, supplemented by our recent acquisitions. We should see margin improvement in 2008, as well as free cash flow that significantly exceeds GAAP earnings, even as we continue to invest aggressively in future growth.”
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Tyler Technologies Announces 2008 Guidance
February 4, 2008

Mr. Marr continued, “Tyler’s guidance for 2008 includes the results related to the Company’s two recent acquisitions, VersaTrans and Schoolmaster, from their respective acquisition dates. Based on preliminary estimates of purchase accounting adjustments, we expect that the two acquisitions together in 2008 will be slightly dilutive to earnings, but accretive to EBITDA and free cash flow.”
Tyler Technologies will host a conference call at 11:00 a.m. Eastern time on February 4 to discuss the information contained in this press release. To participate in the teleconference, please dial into the call a few minutes before the start time: 913-312-0380 for U.S. dialers and 888-708-5678 for international dialers. Please refer to confirmation code 5533946. A replay of the call will be available two hours after the completion of the call through February 11, 2008. To access the replay, please dial 719-457-0820 for U.S. dialers and 888-203-1112 for international dialers. The live webcast and archived replay of the call can also be accessed through the Investor Relations section of the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” by Forbes Magazine and one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measure of free cash flow. This financial measure is not prepared in accordance with generally accepted accounting principles (GAAP) and is therefore considered a non-GAAP financial measure. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of this non-GAAP financial measure provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe this measure is widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and it provides a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review this non-GAAP financial measure on a consolidated basis as one of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that free cash flow provides meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
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Tyler Technologies Announces 2008 Guidance
February 4, 2008

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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